Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

On May 29, 2017, Ensco plc (“Ensco”) and Atwood Oceanics, Inc. (“Atwood”) entered into a definitive merger agreement pursuant to which Echo Merger Sub, LLC, our wholly-owned subsidiary, merged with and into Atwood (the “Merger”), with Atwood surviving the Merger and becoming a wholly-owned subsidiary of Ensco. On October 6, 2017 (the “Merger Date”), we completed our acquisition of Atwood.  As a result of the Merger, Atwood shareholders received 1.6 Ensco Class A Ordinary shares for each share of Atwood common stock. The Merger will be accounted for using the acquisition method of accounting with Ensco identified as the acquirer in accordance with U.S. generally accepted accounting principles (“GAAP”).  Under the acquisition method of accounting, Ensco recorded all assets acquired and liabilities assumed at their respective acquisition-date fair values on the Merger Date.

The following unaudited pro forma condensed combined statement of operations and the related notes present the combination of the historical consolidated statements of operations of Ensco and Atwood, adjusted to give effect to the Merger. See additional information in Note 1 - Basis of Presentation to the Unaudited Pro Forma Condensed Combined Statement of Operations.

ENSCO PLC AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2017

(in millions, except per share amounts)

	Historical
	Ensco	Atwood January 1 to October 6, 2017	Pro Forma Adjustments		Pro Forma Combined
OPERATING REVENUES	$1,843.0	$391.8	$(8.6	)(a)	$2,226.2
OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	1,189.5	197.8	(7.4	)(b)	1,379.9
Loss on impairment	182.9	58.7	—		241.6
Depreciation	444.8	118.0	(80.6	)(c)	482.2
General and administrative	157.8	41.2	(56.3	)(d)	142.7
	1,975	415.7	(144.3)		2,246.4
OPERATING LOSS	(132.0)	(23.9)	135.7		(20.2)

OTHER EXPENSE, NET	(64.0)	(39.3)	(92.8	)(e)	(196.1)

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAX	(196.0)	(63.2)	42.9		(216.3)
PROVISION FOR INCOME TAX	109.2	21.0	—		130.2
LOSS FROM CONTINUING OPERATIONS	$(305.2)	$(84.2)	$42.9		$(346.5)

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST AND NON-VESTED SHARES	0.1	—	—		0.1

LOSS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO THE APPLICABLE COMPANY	$(305.1)	$(84.2)	$42.9		$(346.4)

LOSS PER SHARE FROM CONTINUING OPERATIONS
Basic and diluted	$(0.91)				$(0.80)

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic and diluted	301.4		132.2	(f)	433.6

The accompanying notes are an integral part to this unaudited pro forma condensed combined statement of operations.

ENSCO PLC AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Note 1 - Basis of Presentation

The unaudited pro forma condensed combined statement of operations was prepared in accordance with Article 11 of SEC Regulation S-X using the acquisition method of accounting in accordance with GAAP and is based on the historical consolidated financial statements of Ensco and Atwood, after giving effect to the Merger.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 combines the audited historical consolidated statement of operations of Ensco for the year ended December 31, 2017 and the unaudited historical consolidated statement of operations of Atwood for the period from January 1, 2017 to October 6, 2017, giving effect to the Merger as if it had occurred on January 1, 2017.  The unaudited pro forma condensed combined statement of operations should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined statement of operations.  In addition, the unaudited pro forma condensed combined statement of operations was based on and should be read in conjunction with the:

•                  separate historical financial statements of Ensco as of and for the year ended December 31, 2017 and the related notes included in Ensco’s Annual Report on Form 10-K for the year ended December 31, 2017, which has been filed separately by Ensco with the SEC; and

•                  separate historical financial statements of Atwood as of and for the year ended September 30, 2017 and the related notes included as Exhibit 99.1 to this Current Report.

The unaudited pro forma condensed combined statement of operations is provided for illustrative purposes only and is not necessarily indicative of what the combined company’s consolidated results of operations actually would have been had the Merger been completed as of the date indicated and should not be taken as representative of future results of operations of the combined company. The unaudited pro forma condensed combined statement of operations do not reflect the impacts of any potential operational efficiencies, cost savings or economies of scale that Ensco may achieve with respect to the combined operations of Ensco and Atwood.

The unaudited pro forma condensed combined statement of operations do not constitute statutory accounts required by the Companies Act 2006, which for the year ended December 31, 2017 were prepared in accordance with generally accepted accounting principles in the U.K. and were delivered to the Registrar of Companies in the United Kingdom. The U.K. statutory accounts included an unqualified auditor’s report, which did not contain any reference to matters to which the auditors drew attention by way of emphasis without qualifying the report or any statements under Section 498(2) or 498(3) of the Companies Act 2006.

Note 2 - Accounting Policies

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies of Ensco.

Note 3 - Merger Consideration and Allocation

Under the terms of the Merger agreement, Atwood stockholders received 1.6 Ensco Class A ordinary shares for each share of Atwood common stock for a total value of $9.33 per share of Atwood common stock based on the closing share price of $5.83 per Ensco Class A ordinary share on October 5, 2017. The Merger consideration consisted of $770.7 million comprised of 132.2 million Ensco Class A ordinary shares issued in exchange for outstanding Atwood shares and $11.1 million of cash in settlement of certain share-based payment awards.  The aggregate value of consideration transferred was $781.8 million.  Additionally, upon closing of the Merger, we utilized cash acquired of $445.4 million and cash on hand to extinguish Atwood’s revolving credit facility, outstanding senior notes and accrued interest totaling $1.3 billion.

The purchase price allocation utilized in the preparation of the unaudited pro forma condensed combined statement of operations is substantially complete.  Under GAAP, when the fair value assigned to the net assets acquired exceeds the consideration transferred in an acquisition, the difference is reflected as a bargain purchase gain. The following table summarizes our estimated bargain purchase gain computation (in millions):

Estimated Fair Value
Assets:
Cash and cash equivalents	$445.4
Accounts receivable	60.7
Other current assets	122.7
Property and equipment	1,771.2
Other assets	18.6
Liabilities:
Accounts payable and accrued liabilities	63.8
Other liabilities	125.1
Net assets acquired	2,229.7
Less:
Merger consideration	(781.8)
Repayment of Atwood debt	(1,305.9)
Bargain purchase gain	$142.0

The estimated fair values assigned to assets acquired net of liabilities assumed exceeded the consideration transferred, resulting in a bargain purchase gain primarily due to depressed offshore drilling company valuations. Market capitalizations across the offshore drilling industry have declined significantly since mid-2014 due to the decline in commodity prices and the related imbalance of supply and demand for drilling rigs. The resulting bargain purchase gain was further driven by the decline in our share price from $6.70 to $5.83 between the last trading day prior to the announcement of the Merger and the Merger Date.

Note 4 - Pro Forma Adjustments

(a)                                 Operating revenues

Represents the pro forma adjustments for the amortization of intangible assets associated with the estimated fair value of Atwood drilling contracts which are amortized on a straight-line basis over the remaining lives of the associated contracts, which ranged from several months to approximately two years as of the Merger Date.

The estimated fair value of Atwood drilling contracts represents the intangible assets recognized for firm drilling contracts in place at the Merger Date that had favorable contract terms as compared to estimated market day rates for comparable drilling rigs.  The various factors considered in the pro forma adjustment are (1) the contracted day rate for each contract, (2) the remaining term of each contract, (3) the rig class and (4) the market conditions for each respective rig class as of the Merger Date. The intangible assets were computed based on the present value of the difference in cash inflows over the remaining contract term as compared to a hypothetical contract with the same remaining term at an estimated market day rate using a risk-adjusted discount rate and an estimated effective income tax rate.

(b)                                 Contract drilling (exclusive of depreciation)

Represents the pro forma adjustment for the elimination of historical merger-related and integration costs.

(c)                                  Depreciation

Represents the pro forma adjustment for depreciation of Atwood’s property and equipment. Atwood’s property and equipment consists primarily of drilling rigs and related equipment. The pro forma depreciation adjustment relates to the adjustment to record the estimated fair value of Atwood’s drilling rigs and related equipment after conforming depreciable lives and salvage values and computing depreciation using the straight-line method.  As of the Merger Date, the estimated remaining useful lives for Atwood’s drilling rigs ranged from 16 to 35 years based on original estimated useful lives of 30 years to 35 years.

(d)                                 General and administrative

Represents the pro forma adjustment for the elimination of historical merger-related and integration costs.

(e)                                  Other expense, net

Represents the pro forma adjustments to other expense, net, as follows: (in millions):

Elimination of historical bargain purchase gain	$(140.2)
Elimination of interest income earned by Ensco on short-term investments used to repay Atwood outstanding debt	(12.1)
Elimination of interest expense for repayment of Atwood outstanding debt	41.0
Additional Ensco interest capitalized from acquiring rigs under construction	18.5
$(92.8)

(f)                                   Weighted-average shares outstanding

Represents the pro forma adjustment for 132.2 million Ensco shares issued to Atwood shareholders.